Exhibit 10.6
GRAFTECH INTERNATIONAL LTD.
OMNIBUS EQUITY INCENTIVE PLAN
PERFORMANCE STOCK UNIT AGREEMENT
THIS PERFORMANCE STOCK UNIT AGREEMENT (this “Agreement”), made as of [_______ __], 2023, is entered into by and between GrafTech International Ltd. (“GrafTech”) and [________] (the “Participant”).
WHEREAS, GrafTech has adopted the GrafTech International Ltd. Omnibus Equity Incentive Plan (the “Plan”); and
WHEREAS, Section 7 of the Plan provides for the grant to Participants of equity-based or equity-related awards, including restricted stock units subject to performance- and service-based conditions (“PSUs”).
NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:
1.Certain Definitions. Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the Plan.
2.Grant of PSUs. Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Plan, GrafTech has granted to the Participant [____] PSUs. Subject to the degree of attainment of the performance goals established for these PSUs as approved by the Committee and communicated to the Participant (the “Statement of Performance Goals”), the Participant may earn from 0% to 200% of the PSUs. Each PSU shall then represent a right to receive one share of Common Stock subject to and upon the terms and conditions of this Agreement and the Plan.
3.Grant Date. The grant date of the PSUs is [_________ __], 2023 (the “Grant Date”).
4.Payment of PSUs. The PSUs will become payable in accordance with the provisions of Section 8 of this Agreement if Participant’s right to receive payment for any portion or all of the PSUs becomes nonforfeitable (“Vest,” “Vesting” or “Vested”) in accordance with Section 6 of this Agreement.
5.Restrictions on Transfer of PSUs. Subject to Section 16 of the Plan, neither the PSUs evidenced hereby nor any interest therein or in the shares of Common Stock underlying such PSUs shall be transferable prior to payment to the Participant pursuant to Section 8 hereof other than by will or pursuant to the laws of descent and distribution.

6.Vesting of PSUs.
(a)Standard Vesting. Subject to the terms and conditions of this Agreement, the PSUs covered by this Agreement shall Vest on December 31, 2025 (the “Vesting Date”) to the extent that (i) the Participant’s Employment continues from the Grant Date through the Vesting Date (the “Vesting Period”) and (ii) the performance goals described in the Statement of Performance Goals for these PSUs (the “Performance Goals”) are achieved, once determined and certified by the Committee in its sole discretion following the end of the final of the following performance periods: the performance period starting on January 1, 2023 and ending on December 31, 2023 (the “12-Month Measurement Period”), the performance period starting on January 1, 2023 and ending on December 31, 2024 (the “24-Month Measurement Period”), and the performance period starting on January 1, 2023 and ending on December 31, 2025 (the “36-Month Measurement Period”, and together with the 12-Month Measurement Period and the 24-Month Measurement Period, the “Measurement Periods”). Any PSUs that do not so Vest will be forfeited, including, except as provided in Section 6(b) below, if the Participant’s Employment terminates prior to the end of the Vesting Period. For purposes of this Agreement, “continuous Employment” (or substantially similar terms) means the absence of any interruption or termination of the Participant’s Employment. Continuous Employment shall not be considered interrupted or terminated in the case of transfers between locations of the Company.
(b)Alternative Vesting. Notwithstanding Section 6(a) above, the PSUs shall Vest and be paid pursuant to Section 8 hereof upon the occurrence of any of the following events at a time when the PSUs have not been forfeited (to the extent the PSUs have not previously Vested) in the following manner:
(i)Death or Disability. If the Participant dies or becomes Disabled prior to the end of the Vesting Period during the Participant’s Employment, the Participant shall Vest in the number of PSUs in which the Participant would have Vested in accordance with the terms and conditions of Section 6(a) hereof if the Participant remained in continuous Employment from the Grant Date until the end of the Vesting Period or the occurrence of a Change in Control to the extent a Replacement Award is not provided, whichever occurs first. Any PSUs that Vest in accordance with this Section 6(b)(i) shall become payable in accordance with Section 8(a) hereof. For purposes of this Agreement, “Disabled” shall mean (A) the Participant is unable to engage in any substantial gainful activity due to medically determinable physical or mental impairment expected to result in death or to last for a continuous period of not less than 12 months, or (B) due to any medically determinable physical or mental impairment expected to result in death or last for a continuous period not less than 12 months, the Participant has received income replacement benefits for a period of not less than three months under an accident and health plan sponsored by the Company.
(ii)Termination Without Cause. If the Participant’s Employment is terminated by the Company as the result of a termination without Cause (as defined in Section 7 below) that occurs prior to the end of the Vesting Period during the Participant’s Employment, the Participant shall Vest in the PSUs on a pro-rata basis in an amount equal to the product of (A) the number of PSUs in which the Participant would have Vested in accordance with the terms and conditions of Section 6(a) hereof if the Participant had remained in continuous Employment from the Grant Date until the Vesting Date or the occurrence of a Change in Control to the extent a Replacement Award is not provided, whichever occurs first, multiplied by (B) a fraction, the numerator of which is the total number of calendar days from the Grant Date through the date of such termination and the denominator of which is 1,096. Any PSUs that Vest in accordance with this Section 6(b)(ii) shall become payable in accordance with Section 8(a) hereof.
(iii)Retirement. If the Participant’s Employment is terminated by the Participant as the result of Retirement that occurs prior to the end of the Vesting Period and on or after the Grant Date, the Participant shall Vest in the PSUs on a pro-rata basis in an amount equal to the product of (A) the number of PSUs in which the Participant would have Vested in accordance with the terms and conditions of Section 6(a) if the Participant had remained in continuous Employment from the Grant Date until the end of the Vesting Period or the occurrence of a Change in Control to the extent a Replacement Award is not provided, whichever occurs first, multiplied by (B) a fraction, the numerator of which is the total number of calendar days from January 1, 2023 through the date of Retirement and the denominator of which is 1,096. Notwithstanding the foregoing, the Participant shall not be entitled to any payment pursuant to this Section 6(b)(iii) unless the Participant continues to comply with any noncompetition, nonsolicitation, confidentiality or any other restrictive covenant in favor of the Company that applies to the Participant (the “Restrictive Covenant”) following the Participant’s Retirement. Any PSUs that Vest in accordance with this Section 6(b)(iii) shall become payable in accordance with Section 8(a) hereof. For purposes of this Agreement, “Retirement” means (I)(x) the termination of the Participant’s Employment after the Participant has reached (1) at least age 60 with at least five years of Employment or (2) at least age 55 with at least ten years of Employment or (y) the termination of the Participant’s Employment in accordance with applicable non-U.S. local law, if such non-U.S. law requires such termination to be treated as a retirement based on different criteria than those set forth in the preceding clause (x), and (II) the Participant has provided GrafTech with at least six (6) months’ advance written notice of the Participant’s intent to retire from Employment, unless such notice requirement has been waived by the CEO of GrafTech or the Committee (either in its sole discretion).
(iv)Change in Control. In the event a Change in Control occurs prior to the end of the Vesting Period, the PSUs shall Vest in accordance with Section 7 below.
(c)Forfeiture. Any PSUs that have not Vested pursuant to this Section 6 after the completion of the Vesting Period will be forfeited automatically and without further notice after the end of the Vesting Period (or earlier if, and on such date that, the Participant’s Employment terminates prior to the end of the Vesting Period for any reason other than as described in this Section 6 or in Section 7).
7.Change in Control.
(a)Notwithstanding anything to the contrary in this Agreement, if, at any time before the end of the Vesting Period or forfeiture of the PSUs, and during the Participant’s Employment, a Change in Control occurs, then the PSUs shall Vest (except to the extent that a Replacement Award is provided to the Participant in accordance with Section 7(b) hereof to continue, replace or assume the PSUs covered by this Agreement (the “Replaced Award”)) as follows: the Vesting Period will terminate and the Committee as constituted immediately before the Change in Control will determine and certify the Vested PSUs based on actual performance through the most recently practicable date prior to the Change in Control for which achievement of the Performance Goals for each Measurement Period can reasonably be determined (the “CIC Vested PSUs”); provided, however, that if the number of CIC Vested PSUs is less than the target number of PSUs evidenced by this Agreement (the “Target PSUs”), the Participant shall Vest in the Target PSUs. Any PSUs that Vest in accordance with this Section 7(a) shall become payable in accordance with Section 8(b) hereof.
(b)A “Replacement Award” means an award (i) of the same type (e.g., performance-based restricted stock units) as the Replaced Award, (ii) that has a value at least equal to the value of the Replaced Award, (iii) that relates to publicly traded equity securities of GrafTech or its successor in the Change in Control (or another entity that is affiliated with GrafTech or its successor following the Change in Control), (iv) if the Participant holding the

Replaced Award is subject to U.S. federal income tax under the Code, the tax consequences of which to such Participant under the Code are not less favorable to such Participant than the tax consequences of the Replaced Award, and (v) the other terms and conditions of which are not less favorable to the Participant holding the Replaced Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the two preceding sentences are satisfied. The determination of whether the conditions of this Section 7(b) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.
(c)If, after receiving a Replacement Award, the Participant experiences a termination of employment with the Company (or any of its successors) (as applicable, the “Successor”) by reason of a termination by the Successor without Cause or by the Participant for Good Reason, in each case within a period of two years after the Change in Control and during the remaining vesting period for the Replacement Award (a “Qualifying Termination”), 100% of the Replacement Award shall become Vested with respect to the performance-based restricted stock units covered by such Replacement Award upon such Qualifying Termination. If a Replacement Award is provided, notwithstanding anything in this Agreement to the contrary, any outstanding PSUs that at the time of the Change in Control are not subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code) will be deemed to be nonforfeitable at the time of such Change in Control.
(d)For purposes of this Agreement:
(i)a “Change in Control” will be deemed to have occurred upon the occurrence (after the Grant Date) of any of the following events:
    (A)    the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of GrafTech where such acquisition causes such Person to own 35% or more of the combined voting power of the then outstanding voting securities of GrafTech entitled to vote generally in the election of members of the Board of Directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (A), the following acquisitions shall not be deemed to result in a Change in Control: (1) any acquisition directly from GrafTech that is approved by the Incumbent Board (as defined in subsection (B) below); (2) any acquisition by GrafTech; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by GrafTech or any corporation controlled by GrafTech; or (4) any acquisition by any corporation pursuant to a transaction that complies with clauses (1), (2) and (3) of subsection (C) below; provided, further, that if any Person’s beneficial ownership of the Outstanding Company Voting Securities reaches or exceeds 35% as a result of a transaction described in clause (1) or (2) above, and such Person subsequently acquires beneficial ownership of additional voting securities of GrafTech, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 35% or more of the Outstanding Company Voting Securities; and provided, further, that if at least a majority of the members of the Incumbent Board determines in good faith that a Person has acquired beneficial ownership of 35% or more of the Outstanding Company Voting Securities inadvertently, and such Person divests as promptly as practicable a sufficient number of shares so that such Person beneficially owns less than 35% of the Outstanding Company Voting Securities, then no Change in Control shall have occurred as a result of such Person’s acquisition;
    (B)    individuals who, as of January 1, 2023, constitute the Board of Directors (as modified by the remainder of this subsection (B), the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a member of the Board of Directors subsequent to January 1, 2023 whose election, or nomination for election by GrafTech’s stockholders, was approved by a vote of at least a majority of the members of the Board of Directors then comprising the Incumbent Board (either by specific vote or by approval of the proxy statement of GrafTech in which such person is named as a nominee as a member of the Board of Directors, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of members of the Board of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors;
    (C)    the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of GrafTech or the acquisition of assets of another corporation or other transaction (“Business Combination”) excluding, however, such a Business Combination pursuant to which (1) the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of members of the board of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns GrafTech or all or substantially all of GrafTech’s assets either directly or through one or more subsidiaries), (2) no Person (excluding any employee benefit plan (or related trust) of GrafTech, GrafTech or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of the combined voting power of the then outstanding securities entitled to vote generally in the election of members of the board of directors of the entity resulting from such Business Combination and (3) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or
            (D)    approval by GrafTech’s stockholders of a complete liquidation or dissolution of GrafTech except pursuant to a Business Combination that complies with clauses (1), (2) and (3) of subsection (C) above.
(ii)“Cause” means (A) gross negligence or willful failure by the Participant to perform the Participant’s duties and responsibilities to the Successor after written notice thereof and a failure to remedy such failure within twenty (20) days of such notice; (B) commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct by the Participant, at the Participant’s direction, or with the Participant’s prior personal knowledge that has caused or is reasonably expected to cause injury to the Successor; (C) the Participant’s conviction of, or pleading guilty or nolo contendere to, (1) a felony or (2) a crime that has, or could reasonably be expected to result in, an adverse impact on the performance of the Participant’s duties and responsibilities to the Successor, or otherwise has, or could reasonably be expected to result in, an adverse impact on the business, business reputation or business relationships of the Successor; (D) material unauthorized use or disclosure by the Participant of any confidential information of the Successor or any other party to whom the Participant owes an obligation of nonuse and nondisclosure as a result of the Participant’s relationship with the Successor unless otherwise permitted; (E) breach by the Participant of any of the Participant’s material obligations under any written agreement with the Successor or of the Successor’s code of conduct, code of ethics or any other material written policy or of a fiduciary duty or responsibility to the Successor after written notice thereof and a failure to remedy such breach within twenty (20) days of such notice; or (F) the Participant’s misappropriation of the assets or business opportunities of the Successor; and
(iii)“Good Reason” means any of the following events has occurred without the Participant’s express prior written consent (provided that (x) within ninety (90) days after the Participant learns of the occurrence of such event, the Participant gives written notice to the Successor describing such event and demanding cure, (y) such event is not fully cured within thirty (30) days after such notice is given, and (z) the Participant terminates the Participant’s employment with the Successor within thirty (30) days thereafter):  (A) the Successor materially breaches any of its obligations in this Agreement; (B) the Successor materially diminishes the Participant’s base salary (provided, however, that any across-the-board reduction in base salaries of 30% or less that is part of a reduction applicable to all similarly situated employees of the Successor will not (by itself) be deemed to constitute a “Good Reason” event hereunder); (C) the Successor materially diminishes the Participant’s job title and/or the nature and/or scope of the Participant’s job responsibilities and duties; or (D) the Successor relocates the facility that is the Participant’s principal place of business with the Successor to a location more than fifty (50) miles from the immediately preceding location (excluding travel in the ordinary course of business), unless the Successor maintains or provides an alternate business location within fifty (50) miles of the immediately preceding location that includes a reasonably suitable office for the Participant to continue to perform the Participant’s duties, or permits the Participant to perform the Participant’s duties from a home office. The Participant may not invoke termination for Good Reason if Cause exists at the time of such termination.
8.Form and Time of Payment of PSUs.
(a)Payment for the PSUs, after and to the extent they have Vested, shall be made in the form of shares of Common Stock. Except as provided in Section 8(b) hereof, payment shall be made between January 1, 2026 and June 1, 2026.
(b)Notwithstanding Section 8(a) hereof, to the extent that the PSUs are Vested on the date of a Change in Control, the Participant will receive payment for Vested PSUs in shares of Common Stock on the date of the Change in Control; provided, however, that if such Change in Control would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code, and the regulations thereunder, and where Section 409A of the Code applies to such distribution, the Participant is entitled to receive the corresponding payment on the date that would have otherwise applied pursuant to Section 8(a) hereof.

(c)Except to the extent provided by Section 409A of the Code and permitted by the Committee, no shares of Common Stock may be issued to the Participant at a time earlier than otherwise expressly provided in this Agreement.
(d)GrafTech’s obligations to the Participant with respect to the PSUs will be satisfied in full upon the issuance of the shares of Common Stock corresponding to such PSUs.
9.Dividend Equivalents. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, GrafTech hereby awards to the Participant a right to receive in respect of each PSU earned by the Participant, on a dividend record date occurring after the Grant Date and prior to the date of payment of the PSUs pursuant to Section 8 of this Agreement, the equivalent value of any ordinary cash dividends that are paid on a share of Common Stock (“Dividend Equivalent”), subject to the terms of this Section 9. The Dividend Equivalents will be deemed reinvested in the form of additional PSUs (“Dividend Equivalent Units”) based on the aggregate value of the Dividend Equivalents on the not-yet-paid PSUs and the Fair Market Value of a share of Common Stock on GrafTech’s dividend payment date. Dividend Equivalents will also accrue on the Dividend Equivalent Units (and be deemed reinvested into additional Dividend Equivalent Units). Dividend Equivalent Units will in all cases be subject to the same terms and conditions, including, but not limited to, those related to vesting, transferability and payment, that apply to the corresponding PSUs under this Agreement and the Plan.
10.Adjustments. The PSUs and the number of shares of Common Stock potentially issuable for each PSU and the other terms and conditions of the grant evidenced by this Agreement are subject to adjustment as provided in Section 8 of the Plan.
11.Incorporation of Plan. All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan shall govern (unless otherwise stated therein). No amendment to this Agreement shall materially adversely affect the rights of the Participant under this Agreement without the Participant’s written consent, but the Participant’s consent shall not be required to an amendment that is deemed necessary by GrafTech to ensure compliance with Section 409A of the Code or Section 10D of the Exchange Act.
12.Taxes. To the extent required by applicable federal, state, local or non-U.S. law, the Participant shall make arrangements satisfactory to GrafTech for the satisfaction of any withholding tax obligations that arise with respect to the Vesting of the PSUs in accordance with Section 13 of the Plan. GrafTech shall not be required to deliver shares of Common Stock to the Participant until it determines such obligations are satisfied.
13.Construction of Agreement. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by GrafTech shall be implied by GrafTech’s forbearance or failure to take action. No provision of this Agreement shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code.

14.Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.
15.No Special Employment Rights; No Right to Award. Nothing contained in the Plan or this Agreement shall confer upon the Participant any right with respect to the continuation of his or her Employment with the Company or interfere in any way with the right of the Company at any time to terminate such Employment or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of the PSUs. The rights or opportunity granted to the Participant on the granting of these PSUs shall not give the Participant any rights or additional rights to compensation or damages in consequence of any of: (a) the Participant giving or receiving notice of termination of his or her office or Employment; (b) the loss or termination of his or her office or Employment with the Company for any reason whatsoever; or (c) whether or not the termination (and/or giving of notice) is ultimately held to be wrongful or unfair.
16.Stockholder’s Rights. The Participant shall have no rights as a stockholder of GrafTech with respect to any shares of Common Stock in respect of the PSUs awarded under this Agreement until the date of issuance to the Participant of a certificate or other evidence of ownership representing such shares of Common Stock in settlement thereof. For purposes of clarification, the Participant shall not have any voting or dividend rights with respect to the shares of Common Stock underlying the PSUs prior to settlement.
17.Data Privacy. By participating in the Plan, each Participant consents to the collection, holding, processing and transfer of data relating to the Participant and, in particular, to the processing of any sensitive personal data by the Company for all purposes connected with the operation of the Plan, including, but not limited to: (a) holding and maintaining details of the Participant and his or her participation in the Plan; (b) transferring data relating to the Participant and his or her participation in the Plan to the Company’s registrars or brokers, the plan administrator or any other relevant professional advisers or service providers to the Company; and (c) disclosing details of the Participant and his or her participation in the Plan to a bona fide prospective purchaser of the Company (or the prospective purchaser’s advisers).
18.Integration. This Agreement, and the other documents referred to herein or delivered pursuant hereto which form a part hereof, contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the Plan. This Agreement, including, without limitation, the Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter.
19.Clawback Policies. Notwithstanding anything in the Plan to the contrary, GrafTech will be entitled, to the extent permitted or required by applicable law, Company policy and/or the requirements of an exchange on which GrafTech’s shares of Common Stock are listed for trading, in each case, as in effect from time to time, to recoup compensation of whatever kind paid by GrafTech or any of its affiliates at any time to a Participant under the Plan and the Participant, by accepting this award of PSUs pursuant to the Plan and this Agreement, agrees to comply with any Company request or demand for such recoupment. In addition, a Participant’s rights, payments, gains and benefits with respect to the PSUs shall be subject to, in the sole and good faith judgment of the Committee, reduction, cancellation, forfeiture or recoupment if the Participant violates material Company policies, breaches any Restrictive Covenant, or engages in Detrimental Conduct (as defined below); provided, that any change to the terms of the PSUs shall be effected in a way that causes the PSUs to be excluded from the application of, or to comply with, Section 409A of the Code. For the purposes of this Agreement, “Detrimental Conduct” means activities which have been, are or would reasonably be expected to be detrimental to the interests of the Company, as determined in the sole and good faith judgment of the Committee. Such activities include, but are not limited to, gross neglect or willful and continuing refusal by the Participant to substantially perform his or her duties or responsibilities for or owed to the Company, unlawful conduct under securities, antitrust, tax or other laws, improper disclosure or use of Company confidential or proprietary information or trade secrets, competition with or improper taking of a corporate opportunity of any business of the Company, failure to cooperate in any investigation or legal proceeding regarding the Company, or misappropriation of Company property. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement or any ancillary document prevents the Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations (and for purpose of clarity the Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act).
20.Policy Against Insider Trading. By accepting the PSUs, the Participant acknowledges that the Participant is bound by all the terms and conditions of GrafTech’s insider trading policy as may be in effect from time to time.
21. 280G Provisions.
(a)Notwithstanding any other provision of this Agreement or any other plan, arrangement, or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company to the Participant or for the Participant’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Section 21 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be payable either (i) in full or (ii) after reduction to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing (i) or (ii) results in the Participant’s receipt on an after-tax basis of the greatest amount of benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax), notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax.
(b)Unless the Company and the Participant otherwise agree in writing, any determination required under this Section 21 shall be made in writing in good faith by a nationally recognized accounting firm (the “Accountants”). In the event of a reduction in Covered Payments hereunder, the reduction of the total payments shall apply as follows, unless otherwise agreed in writing and such agreement is in compliance with Section 409A of the Code: (i) first, any cash severance payments due shall be reduced and (ii) second, any acceleration of vesting of any equity shall be deferred with the tranche that would vest last (without any such acceleration) first deferred. For purposes of making the calculations required by this Section 23, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the

Code, and other applicable legal authority. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 21. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 21.
(c)If notwithstanding any reduction described in this Section 21, the Internal Revenue Service (“IRS”) determines that the Participant is liable for the Excise Tax as a result of the receipt of the Covered Payments, then the Participant shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that the Participant challenges the final IRS determination, a final judicial determination a portion of such amounts equal to the “Repayment Amount.” The Repayment Amount shall be the smallest such amount, if any, as shall be required to be paid to the Company so that the Participant’s net after-tax proceeds with respect to any payment of the Covered Payments (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on the Covered Payments) shall be maximized. The Repayment Amount with respect to the payment of Covered Payments shall be zero if a Repayment Amount of more than zero would not result in the Participant’s net after-tax proceeds with respect to the payment of the Covered Payments being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, the Participant shall pay the Excise Tax. Notwithstanding any other provision of this Section 21, if (i) there is a reduction in the payment of Covered Payments as described in this Section 21, (ii) the IRS later determines that the Participant is liable for the Excise Tax, the payment of which would result in the maximization of the Participant’s net after-tax proceeds (calculated as if the Covered Payments had not previously been reduced), and (iii) the Participant pays the Excise Tax, then the Company shall pay to the Participant those Covered Payments which were reduced pursuant to this Section 21 contemporaneously or as soon as administratively possible after the Participant pays the Excise Tax so that the Participant’s net after-tax proceeds with respect to the payment of Covered Payments are maximized.
22.Compliance With Law. GrafTech shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Plan and this Agreement, GrafTech shall not be obligated to issue any shares of Common Stock pursuant to this Agreement if the issuance thereof would result in a violation of any such law.
23.Compliance With Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with or be exempt from the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with or be exempt from Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Grantee). If the PSUs become payable on the Participant’s “separation from service” with GrafTech and its Subsidiaries within the meaning of Section 409A(a)(2)(A)(i) of the Code and the Participant is a “specified employee” as determined pursuant to procedures adopted by GrafTech in compliance with Section 409A of the Code and avoid any additional taxes thereunder, payment for the PSUs shall be made on the earlier of the fifth business day after the seventh month after the date of the Participant’s “separation from service” with GrafTech and its Subsidiaries within the meaning of Section 409A(a)(2)(A)(i) of the Code or the Participant’s death.
24.Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
25.Relation to Other Benefits. Any economic or other benefit to the Participant under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Participant may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by GrafTech or any of its Subsidiaries and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of GrafTech or any of its Subsidiaries.
26.Successors and Assigns. Without limiting Section 5 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Participant, and the successors and assigns of GrafTech.
27.Electronic Delivery. GrafTech may, in its sole discretion, deliver any documents related to the PSUs and the Participant’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by GrafTech or another third party designated by GrafTech.
28.Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the provisions governing conflict of laws that would result in the application of the law of any other jurisdiction.
29.Participant Acknowledgment. The Participant hereby acknowledges that the Participant (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Plan and this Agreement shall be final and conclusive. The Participant acknowledges that there may be adverse tax consequences upon vesting of the PSUs or disposition of the underlying shares of Common Stock and that the Participant should consult a tax advisor prior to such vesting or disposition.
30.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
31.Non-U.S. Addendum. Notwithstanding any provisions in this document to the contrary, the PSUs will also be subject to the special terms and conditions set forth on Appendix A for Participants who reside outside of the United States. Moreover, if a Participant is not a resident of any of the countries listed on Appendix A as of the Grant Date, but relocates to one of the listed countries at any point thereafter, the special terms and conditions for such country will apply to the Participant, to the extent GrafTech determines that the application of such terms and conditions are necessary or advisable in order to comply with local law or facilitate the administration of the Plan. Appendix A constitutes part of this Agreement.

*    *    *    *    *

IN WITNESS WHEREOF, GrafTech has caused this Agreement to be duly executed by its duly authorized officer and said Participant has hereunto signed this Agreement on his or her own behalf, thereby representing that the Participant has carefully read and understands this Agreement and the Plan as of the day and year first written above.
GrafTech International Ltd.

_____________________________
By:
Title:

_____________________________
Participant:

Note: Where Participant consent is required for data privacy purposes, the Participant’s signature above confirms the Participant’s consent.
[Signature Page to PSU Agreement]